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                                                                    EXHIBIT 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
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As independent public accountants, we consent to the incorporation by reference in this registration statement on Form S-4 of SunGard Data Systems Inc. of our report dated March 8, 1999 relating to the consolidated balance sheets of Oshap Technologies Ltd. and its subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 incorporated in this document and the registration statement by reference to the Report of Foreign Issuer on Form 6-K of Oshap dated April 14, 1999.



Brightman Almagor & Co.
Certified Public Accountants (Israel)
A member of Deloitte Touche Tohmatsu



Ramat-Gan, Israel
May 12, 1999
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